Exhibit 16.1

October 28, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Lordstown Motors Corp. under Item 4.01 of its Form 8-K dated October 29, 2020. We agree with the statements concerning our Firm under Item 4.01 paragraph’s 2 and 3, as well as those statements in which we were informed of our dismissal on October 27, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York